                        AGREEMENT OF LIMITED PARTNERSHIP
                          FOR ZIEGELMAN PARTNERS, L.P.

      THIS AGREEMENT OF LIMITED PARTNERSHIP for ZIEGELMAN PARTNERS. L.P., dated as of December 28, 1999 ("Agreement"), by and among (i) JOHN D. ZIEGELMAN. of
Chicago, Illinois, as a General Partner, (ii) DEBRA LASER ZIEGELMAN, of Chicago,
Illinois, as a General Partner, (iii) PETER H. LIEBERMAN, as custodian under the
Illinois Uniform Transfers to Minors Act for the benefit of JOSEPH ZIEGELMAN, as a Limited Partner, (iv) PETER H. LIEBERMAN, as custodian under the Illinois
Uniform Transfers to Minors Act for the benefit of DANIEL ZIEGELMAN, as a
Limited Partner, (v) DEBRA LASER ZIEGELMAN and PETER H. LIEBERMAN, or their successors in Trust, as Trustees of the JOHN D. ZIEGELMAN 1999 FAMILY TRUST
under Agreement dated December 24, 1999, as a Limited Partner, and (vi) PETER H.
LIEBERMAN, or his successor in Trust, as Trustee of the DEBRA LASER ZIEGELMAN
1999 FAMILY TRUST under Agreement dated December 24, 1999, as a Limited Partner
(all of the aforementioned persons herein collectively called the "Partners."
and individually, a "Partner").

                              W I T N E S S E T H :

      WHEREAS, the Partners desire to form a limited partnership and to contribute to such partnership certain assets in order to, among other things:

              (i)     establish centralized control over the investment of such
      assets; and

              (ii)    invest any and all Partnership assets in such investments, securities, businesses, real estate interests and other investment opportunities as the General Partners may from time to time deem to be in the best interests of the Partnership.

      NOW THEREFORE, in consideration of the premises and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                            FORMATION AND NAME, ETC.

      SECTION 1.1.    FORMATION AND NAME OF PARTNERSHIP. The parties formed a
limited partnership (the "Partnership") pursuant to the laws of the State of
Delaware on December 28, 1999, to be administered commencing upon such date in accordance with the terms and conditions herein set forth and in conformity with the Delaware Revised Uniform Limited Partnership Act, as may be amended from time to time (the "Act"). The name of the Partnership shall be ZIEGELMAN
PARTNERS, L.P., or such other name as the General Partners may from time to time select.

      SECTION 1.2.    PURPOSES. The purposes of the Partnership are to:

              (i)     invest any and all Partnership assets in any securities,
      including those assets described on Exhibit A attached hereto ("Initial
      Assets"), and such other investments, securities, businesses, real estate interests and investment opportunities as the General Partners may from time to time deem to be in the best interests of the Partnership, giving primary consideration to maintaining the Partnership as a long term investment vehicle;

              (ii)    ensure centralized control of the Initial Assets, and
      other possible investments, including the voting thereof;

              (iii)   do all of the acts and things permitted or required by the terms of this Agreement or reasonably necessary or incident to the foregoing purposes.

      SECTION 1.3.    OFFICES. The offices of the Partnership shall be at 77
West Wacker Drive, Suite 4040, Chicago, Illinois or at such other place or places as the General Partners may from time to time determine.

                                    ARTICLE 2
                                  THE PARTNERS

      SECTION 2.1.    MANAGING AGENT/GENERAL PARTNERS; IN GENERAL.

              (a)     Except as otherwise provided herein, the business and
affairs of the Partnership shall be conducted jointly by the General Partners, or if appointed as hereinafter provided, by the Managing Agent or Agents. The initial General Partners shall be JOHN D. ZIEGELMAN ("JOHN") and DEBRA LASER
ZIEGELMAN ("DEBRA").

              (b)     Commencing upon the effective date of this Agreement, JOHN shall act as Managing Agent. An individual may be removed from the position of
Managing Agent at any time by the General Partners. The Managing Agent may, from time to time, designate any one or more individuals as successor Managing Agent, in which event, all duties and powers granted the Managing Agent shall be exercisable by such successor. If no Managing Agent is acting or appointed to act, the business and affairs of the Partnership shall be conducted by the
General Partners, in which event, all duties, rights and powers granted the
Managing Agent shall be exercisable jointly by the General Partners, or if there is only one General Partner, by that General Partner. Except with respect to
Section 6.1 of this Agreement, the term General Partner or General Partners shall be deemed to refer to the Managing Agent when a Managing Agent is acting hereunder. The signature of JOHN, either alone or identified by the term
"Managing Agent," "Managing Partner," "Managing General Partner," or similar title shall be sufficient to execute any act or sign any instrument on behalf of the Partnership which JOHN is authorized to execute as Managing Agent hereunder.

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              (c)     Upon JOHN's death or DEBRA's death, the executor or
personal representative of his or her estate, or the trustee of any trust, who succeeds to his or her entire interest in the Partnership, shall become substitute General Partner.

              (d)     If JOHN or DEBRA becomes legally incompetent, the guardian or personal representative of his or her estate who succeeds to his or her entire interest in the Partnership shall become substitute General Partner.

              (e)     As used herein, the term "General Partner" shall refer to
the initial General Partner and the substitute General Partner then acting under this Agreement.

      SECTION 2.2.    DUTIES AND POWERS OF THE GENERAL PARTNERS.

              (a)     The General Partners shall:

                      (i)     manage the affairs of the Partnership; and

                      (ii)    use their best efforts to carry out the terms of
                              this Agreement.

              (b)     The General Partners may:

                      (i)     purchase, sell and otherwise deal with and invest
                              funds held on hand for the benefit of the
                              Partnership; borrow upon the credit of the
                              Partnership; and pledge all or any part of the
                              Partnership assets to secure such borrowings;

                      (ii)    make distributions to the Partners subject to the
                              provisions of this Agreement;

                      (iii)   exercise such other rights and powers as are
                              herein granted as may be necessary or appropriate
                              to attain the ends and purposes of this Agreement,
                              including the hiring of agents, accountants,
                              investment advisors and attorneys;

                      (iv)    establish and administer reasonable rules and
                              procedures for the calling and conduct of meetings
                              of Partners, for the sending of notices and other
                              communications, and for the general administration
                              of the internal and external affairs of the
                              Partnership;

                      (v)     pledge any or all of the assets owned by the
                              Partnership as collateral to secure any loans to
                              any Partner; and

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                      (vi)    exercise all the rights and powers of a partner in
                              a partnership without limited partners, subject to
                              the restrictions of such a partner, pursuant to
                              Section 17-403 of the Act.

      SECTION 2.3.    LIMITED PARTNER. No Limited Partner shall participate in
the management and control of the conduct of the Partnership business, and except as specifically provided in this Agreement, Limited Partners shall have no voting rights with respect to any partnership matter. Anything contained in this Agreement to the contrary notwithstanding, no Limited Partner shall purport to exercise any rights or powers as a Limited Partner under this Agreement if he would thereby be deemed to be taking part in the control of the business of the
Partnership. No Limited Partner will be personally liable for any debts, liabilities, contracts or any other obligations of the Partnership and no
Limited Partner will have any obligation to make capital contributions to the
Partnership except as specifically provided in this Agreement.

      SECTION 2.4.    NO AUTHORITY TO BIND PARTNERSHIP. No Limited Partner shall individually have authority to act on behalf of or in the name of the
Partnership, or at any time by any act or thing bind the Partnership.

      SECTION 2.5.    RELATIONSHIP BETWEEN THE PARTNERS AND THE PARTNERSHIP. The
Partners may engage in or invest in such businesses or activities as they see fit, without regard to whether such businesses or activities are competitive with the Partnership. No Partners shall not be required to devote full time to the business and affairs of the Partnership. No Partner shall be required to submit business or investment opportunities to the Partnership. The various
Partners and the Partnership, respectively, may engage in any transactions with each other as they see fit, as if the Partners were not partners of the
Partnership. The fiduciary duties of the various Partners to the Partnership and to the Partners shall be determined by taking into account the principles of this Section.

      SECTION 2.6.    FIDUCIARIES. Where trusts, estates, or other such entities are treated as Partners or other holders of Partnership interests, the trustees, executors, and other fiduciaries thereof as such shall not in their personal capacities be treated as Partners or other holders of Partnership interests or as persons having rights and duties thereunder, but such Partner status and such
Partnership interests, rights and duties shall be treated as appertaining to the fiduciary estate. A change in the person or persons acting as trustee, executor or other fiduciary on behalf of any entity treated as a Partner, or the division of a trust into separate subtrusts or shares, shall not constitute a change in the identity of such entity or a transfer of such entity's Partnership interest.

      SECTION 2.7.    REIMBURSEMENT AND COMPENSATION OF THE GENERAL PARTNERS.
The General Partners shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred by them on behalf of the Partnership or in pursuance of their duties as General Partners. For services rendered to the
Partnership, the General Partners shall have the right to receive, annually, an amount not to exceed the fair market value of the General Partners' services to the Partnership for that year. The payment described in the preceding sentence in any year shall be paid only to the extent (i) of the Partnership's
Distributable Cash and Net Proceeds of a Capital Event for that year after paying the Priority Amount Payable and tax distributions under Section 3.4(c)
and (ii) such payments do not cause the Partnership Net Assets (defined in
Section

                                        4

8.9), to be less than the then Net Investment of Preferred and Common Unit holders. The right to payments under this Section for services rendered by the
General Partners shall constitute a "profits interest" for purposes of Revenue
Procedure 93-27, shall not be cumulative, transferable or assignable, and shall not constitute a guaranteed payment for purposes of Section 707(c) of the Code.

                                    ARTICLE 3
                       CAPITAL CONTRIBUTIONS AND ACCOUNTS,
              PROFITS AND LOSSES, DISTRIBUTIONS, ALLOCATIONS, ETC.

      SECTION 3.1.    UNITS. The interests of the Partners in Partnership
distributions shall be represented by Units (hereinafter referred to sometimes collectively and sometimes alternatively as "Units"). Units shall be comprised of two series, Preferred Units and Common Units, having respectively the attributes described in this Article and elsewhere in this Agreement. Exhibit A sets forth, with respect to each Partner, the number of Preferred Units and
Common Units issued to such Partner and such Partner's initial capital contribution with respect to such Units. Each Unit shall be assigned an initial value of One Thousand Dollars ($1,000).

      SECTION 3.2.    CASH DISTRIBUTIONS.

              (a)     Distributable Cash (defined in Section 8.3), if any, for
each fiscal year shall be distributed at least as often as annually to the
Partners, subject to the express provisions of this Agreement, in the following order, to the extent of Distributable Cash:

                      (i)     First, the holders of Preferred Units, in payment
                              of the Priority Amount Payable (defined in Section
                              8.5), shall receive the lesser of (a) the Priority
                              Amount Payable and (b) the undistributed
                              cumulative taxable income of the Partnership,
                              either pro rata or non pro rata in accordance with
                              Preferred Units held, in the discretion of the
                              General Partners; and

                      (ii)    Second, the excess, if any, shall be paid to the
                              holders of Common Units, pro rata in accordance
                              with Common Units held.

              (b)     The Net Proceeds of a Capital Event (defined in Section
8.8) or a distribution of Partnership assets in partial liquidation shall be distributed to the Partners, subject to the express provisions of this
Agreement, in the order and to the extent provided below:

                      (i)     First, the holders of Preferred Units, in payment
                              of the Priority Amount Payable, shall receive the
                              lesser of (a) the Priority Amount Payable and (b)
                              the undistributed cumulative taxable income of the
                              Partnership, either pro rata or non pro rata in
                              accordance with Preferred Units held, in the
                              discretion of the General Partners;

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                      (ii)    Second, the balance, if any, shall be paid to the
                              holders of Common Units, pro rata in accordance
                              with Common Units held, but only to the extent
                              such distribution does not cause the Market Value
                              of the Partnership Net Assets to be less than 110%
                              of the then Net Investment of the Preferred Unit
                              holders; and

                      (iii)   Third, the balance, if any, shall be paid to the
                              holders of Preferred Units and Common Units in the
                              order specified in Section 3.3. below.

      SECTION 3.3.    LIQUIDATION DISTRIBUTIONS. Upon the termination,
winding-up or liquidation of the Partnership, all the debts and liabilities of the Partnership shall be paid or provided for, and the Partnership Net Assets shall be distributed to the Partners in liquidation of their Partnership interests, in the following order:

                      (i)     First, the holders of Preferred Units who have
                              received less than their pro rata share (in
                              accordance with Preferred Units held) of previous
                              distributions in payment of the Priority Amount,
                              shall receive an amount necessary to permit this
                              distribution, as well as all prior distributions,
                              in payment of the Priority Amount to have been
                              made pro rata in accordance with Preferred Units
                              held;

                      (ii)    Second, the holders of Preferred Units, in payment
                              of the Priority Amount, shall receive an amount
                              equal to the Priority Amount, pro rata in
                              accordance with Preferred Units held;

                      (iii)   Third, the holders of Preferred Units shall
                              receive an amount equal to, and pro rata in
                              accordance with, their Net Investment; and

                      (iv)    Finally the balance, if any, shall be paid to the
                              holders of Common Units, pro rata in accordance
                              with Common Units held.

Distributions under Sections 3.2 and 3.3 of this Article may be in cash and/or in kind at the discretion of the General Partners. Partnership assets shall be valued at Market Value (defined in Section 8.10). In determining Partnership Net
Assets for purposes of Sections 3.2 and 3.3, partnership assets shall be restated to their Market Value as of a date selected by the General Partners.

      SECTION 3.4.    OTHER DISTRIBUTIONS.

              (a)     REDEMPTIONS OF PRIORITY AMOUNT. The General Partners in
their discretion may cause the Partnership to make distributions in cash or in kind in redemption of all or a portion of the Priority Amount of the holders of
Preferred Units, pro rata or non pro rata in accordance with Preferred Units held.

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              (b)     DISTRIBUTIONS IN KIND. It is contemplated that
distributions in kind may be made during the term of the Partnership prior to dissolution if, in the discretion of the General Partners, it is deemed to be in the best interests of the Partnership that a distribution in kind be made in lieu of cash. Any distribution in kind (other than a distribution pursuant to
Section 3.4(a)) prior to the dissolution of the Partnership shall be treated as a distribution of the Net Proceeds of a Capital Event pursuant to Section
3.2(b).

              (c)     TAX DISTRIBUTIONS FOR PARTNERS HOLDING COMMON UNITS. After
making the distributions described in Sections 3.2(a)(i) and (b)(i), the General
Partners may distribute to Partners holding Common Units liable for income tax, pro rata in accordance with such Units held, an amount ("Tax Distribution")
equal to the Applicable Percentage of Partnership income or gain for which such
Partners holding Common Units shall be liable for income tax, to permit such
Partners to pay their income tax on such Partnership income. A Tax Distribution to a Partner holding Common Units, however, for any year shall be reduced by the total of all other Partnership distributions made to such Partner for that year.
The Applicable Percentage shall equal the highest combined state and federal income tax rate imposed on any Partner holding Common Units liable for income tax as determined if such Partnership income or gain were the sole income of such Partner.

      SECTION 3.5.    ALLOCATIONS.

              (a)     Partnership items of income, gain, loss, deduction, basis
adjustment, and credit shall be allocated among the Partners in the manner determined by the General Partners in accordance with the principles of the Code and the regulations thereunder, in particular Section 704 of the Code and the regulations thereunder.

              (b)     Nothing in this Section 3.5 shall be construed to cause,
or to permit or require the Partnership, the General Partners, or any other person to cause, any adjustment to the rights or duties of the Partners or the
Partnership relating to contributions, distributions, liabilities to third parties, or the like.

              (c)     If there is a change in the holders of Partnership
interests, in the respective holdings of Partnership interests, or in the respective rights or duties appurtenant to Partnership interests (caused, e.g., by a transfer, issuance, retirement, or modification of a Partnership interest), allocations under Section 3.5(a) for a taxable year among the persons who are or were holders of Partnership interests shall be made to take account of such change in a manner determined by the General Partners.

                                    ARTICLE 4
                      ASSIGNMENT AND TRANSFER OF INTERESTS

      SECTION 4.1.    TRANSFERS. No Partner or assignee of a Partner
("Transferor") may Transfer Units to any person unless:

              (a)     the General Partners consent in writing to the Transfer;

                                        7

              (b)     the Transfer is to a Permitted Transferee;

              (c)     the Transfer constitutes a sale or exchange of Units by
the Transferor for which the Transferor will receive consideration, in which event such Transfer shall be subject to the First Refusal Right described in
Section 4.4; or

              (d)     the Transfer is a testamentary Transfer not permitted
under paragraphs (a) or (b) of this Section, in which event such Transfer shall be subject to the First Refusal Right described in Section 4.4(b).

Any other Transfer by a Partner, including without limitation a pledge or grant of a security interest in Units, or the acceptance of an encumbrance or lien on
Units, shall be null and void and of no force and effect.

      SECTION 4.2.    DEFINITION OF PERMITTED TRANSFEREE. A "Permitted
Transferee" shall mean one or more of: JOHN; DEBRA; any descendant of JOHN and
DEBRA; any trust or custodianship for the primary benefit of one or more of the aforementioned individuals; the estate of any deceased or legally disabled
Partner; or the beneficiary of any such trust, custodianship or estate.

      SECTION 4.3.    STATUS OF TRANSFEREE-ADDITIONAL PARTNERS.

              (a)     Upon a Transfer to a Permitted Transferee, and upon the
Permitted Transferee's agreement in writing to be bound by the terms of this
Agreement, the Transferee shall become a substituted or additional General
Partner with the consent of the General Partners, or if the General Partners do
not consent, the Transferee shall become a substituted or additional Limited
Partner.

              (b)     Upon a Transfer to a person who is not a Permitted
Transferee, such Transferee shall become a substituted or additional Partner upon such Transferee's written agreement to be bound by the terms of this
Agreement, but only with the consent of the General Partners and all other
Partners owning two-thirds (2/3rd) of the Preferred Units and two-thirds (2/3rd)
of the Common Units.

If the Partners do not consent to any transferee becoming a substituted or additional Partner as required above, or if such transferee fails to agree in writing to be bound by the terms of this Agreement, such transferee shall be treated as an assignee, having only the right to receive Partnership distributions to which the Transferor would otherwise be entitled.

      SECTION 4.4.    FIRST REFUSAL RIGHT.

              (a)     If any Transferor desires to transfer any Units in the
Partnership in accordance with Section 4.1(c), the Transferor shall deliver a notice (the "Offer Notice") to the General Partners. The Offer Notice shall disclose in detail the identity of the proposed transferee (including, without limitation, all parties holding interests (directly or indirectly) in said proposed transferee), the proposed number and series of Units to be transferred, a description of the consideration to be received, and all other proposed terms and conditions of the Transfer and any other information reasonably requested by the General Partners. In

                                        8

addition, a complete and accurate copy of the written offer to purchase or exchange the Units received by the Transferor shall be attached to the Offer
Notice. The delivery by the Transferor of the Offer Notice to the General
Partners shall entitled the General Partners, on behalf of the Partnership, to elect to purchase all or any portion of the Units specified in the Offer Notice
(the "Offered Units") at the price and on the terms specified in the Offer
Notice by delivering written notice of such election ("Election Notice") to the
Transferor as soon as practicable, but in any event within thirty (30) days following the delivery of the Offer Notice (the "Partnership Offer Period"). If
the General Partners, on behalf of the Partnership, elect to purchase all of the
Offered Units, the transfer of the Offered Units to the Partnership shall be consummated as soon as practicable following the delivery of the Election
Notice, but in any event within ninety (90) days following the delivery of the
Offer Notice by the Transferor. At the election of the General Partners, the
Partnership shall pay for the Offered Units (i) by delivery of a cashier's check or wire transfer of immediately available funds, (ii) by issuing its unsecured promissory note having a face value equal to the value of the consideration identified in the Offer Notice, with principal payable over a term not to exceed fifteen (15) years, a rate of interest at the lowest federal long-term rate permitted under Section 1274 of the Code, and allowing the Partnership a right of prepayment without additional interest or penalty, or (iii) in any other manner permitted under the Offer Notice. If the General Partners do not elect to purchase the Offered Units the Transferor may, within sixty (60) days following the expiration of the Partnership Offer Period, transfer all, but not less than all, of the Offered Units to the persons named in the Offer Notice for consideration no less than that specified in the Offer Notice and on other terms no more favorable to the transferee than those identified in the Offer Notice.
Any Offered Units not transferred within such sixty (60) day period shall be subject to the provisions of this Article with respect to any subsequent transfer.

              (b)     If (i) the General Partners make a good faith
determination (the "Determination"), based on actual information available to them, that an action has been filed or will soon be filed to dissolve the marriage of any holder of Units, other than JOHN or DEBRA, or to have a Partner or assignee adjudicated incompetent, or a creditor has filed, or will soon file, an action to execute or enforce a judgment against any Partner or assignee or have any Partner or assignee declared insolvent or bankrupt, or (ii) upon the death of a Partner or assignee any Units purportedly pass to a person who is not a Permitted Transferee, then the Partnership shall have the right described in subsection 4.4(a) as if an Offer Notice for all of such holders Units were delivered on the date the General Partners make the Determination, or on the date of the Partner's or assignee's death, whichever is applicable. The purchase price shall equal the fair market value of the Units determined solely by the
General Partners, consistent with their fiduciary duties to all Partners including consideration of all appropriate minority and marketability discounts.
The purchase price shall be satisfied, at the election of the General Partners, by either a cash payment or the issuance by the Partnership of its unsecured promissory note reserving to the Partnership a right of prepayment without interest or penalty, with principal payable over a term not to exceed fifteen
(15) years with interest on the unpaid principal balance at the lowest federal long-term rate permitted under Section 1274 of the Code.

      SECTION 4.5.    GENERAL PARTNERS TO RETAIN 1% PARTNERSHIP INTEREST. In the
event of a Transfer by the General Partners of all or any portion of its Units in the Partnership, as permitted under this Article, the remaining General
Partner or, if more than one, General Partners, shall at all times in the aggregate retain

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sufficient units in the Partnership so that the remaining General Partner or
General Partners own not less than a one percent (1%) interest in a class of
Partnership Units.

                                    ARTICLE 5
                            ADDITIONAL CONTRIBUTIONS

      SECTION 5.1.    At the discretion of the General Partners, the Partners
shall be permitted, but shall have no obligation, to make further contributions to the Partnership. Such Partners shall be allocated such newly issued Preferred and Common Units by reason thereof as may be determined by the General Partners, such Units being equivalent in fair market value to the fair market value of the property so contributed, and with no distribution rights, and no Partnership voting control or management rights, prior or senior to those of any other
Partner, all as determined by the General Partners. Except as provided in
Section 4.3, no additional persons shall be admitted as Partners without the consent of the General Partners and Partners holding two-thirds (2/3rd) of the
Preferred Units and Partners holding two-thirds (2/3rd) of the Common Units.

                                    ARTICLE 6
                 TERM OF THE PARTNERSHIP: WITHDRAWAL OF PARTNERS

      SECTION 6.1.    DISSOLUTION. The business and affairs of the Partnership
shall be continued in accordance with this Agreement and shall not cease to be conducted until the date which is the first to occur of:

              (i)     The fiftieth (50th) anniversary of the date of this
                      Agreement;

              (ii)    The Withdrawal (as defined in Section 6.2(b)) of the sole
                      remaining General Partner, unless a substitute General
                      Partner named under Section 2.1 is then willing and able
                      to act as substitute General Partner, or two-thirds
                      (2/3rd) of the Partners holding Preferred Units and
                      two-thirds (2/3rd) of Partners holding Common Units agree
                      to continue the business of the Partnership;

              (iii)   The decision to dissolve the Partnership by the General
                      Partners; and

              (iv)    As otherwise required under the Act.

      SECTION 6.2.    REDEMPTION OF UNITS.

              (a)     BY THE GENERAL PARTNERS. One or more of the General
Partners may redeem all or any portion of its, his or her Units at any time, except that while JOHN, or the trustee of a trust for his benefit, is a Partner, any such redemption shall require the consent of JOHN or such Trustee. This right to redeem may also be exercised by any substitute General Partner, but not by any other assignee of a General Partner.

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              (b)     BY ANY OTHER PARTNER OR ASSIGNEE. Except as provided in
paragraph (a), no Partner, or assignee of a Partner (including the beneficiary of a trust which distributes its Units to such beneficiary), may at any time redeem all or any portion of his Units without the prior consent of the General
Partners, except that (i) all, but not less than all, of the Units issued to such Partner, as identified in Exhibit A, may be redeemed at any time for an amount equal to such Partner's Net Investment upon written notice to the General
Partner, but (ii) only to the extent Partnership Net Assets, less the redemption amount, remain sufficient to satisfy the Priority Amount.

No right to redeem Units shall be subject to involuntary exercise. The amount the holder receives for each Unit redeemed shall equal an amount determined as if all Partnership assets were sold at Market Value and the proceeds (net of liabilities) distributed under Section 3.3. The General Partners shall have discretion to satisfy such amount in cash or in kind or partly in each. Upon redemption of one hundred percent (100%) of any Partner's Units, such Partner shall be deemed immediately withdrawn and removed as a Partner from the
Partnership. Any redemption of less than one hundred percent (100%) of any
Partner's Units, however, shall not remove such Partner from the Partnership, and such Partner shall remain subject and entitled to all obligations and rights hereunder.

      SECTION 6.3.    DEEMED WITHDRAWAL OF A GENERAL PARTNER. The death,
adjudicated incompetency, dissolution or bankruptcy of a General Partner shall be deemed a withdrawal (a "Withdrawal") by such General Partner of his position as General Partner. In the case of a trustee of a trust who is a General
Partner, neither the substitution of trustees nor the division of such trust into separate subtrusts or shares shall constitute a withdrawal by the trustee as General Partner. Upon any Withdrawal by a General Partner, including a deemed withdrawal as provided in Section 6.2, the substitute General Partner as hereinabove provided, shall have the right to continue the business of the
Partnership.

      SECTION 6.4.    GENERAL PARTNER'S SUCCESSOR. Except as provided in Section
4.3, the legal representative of a bankrupt, dissolved, deceased or incompetent
General Partner shall continue in the Partnership solely as an assignee and shall only be entitled to receive Partnership distributions to which such
General Partners would otherwise be entitled. In addition, the legal representative of a deceased, incompetent, dissolved or bankrupt sole General
Partner shall have the power to wind up the Partnership unless the remaining
Partners holding two-thirds (2/3) of the Preferred Units and two-thirds (2/3) of the Common Units agree to continue the business of the Partnership.

      SECTION 6.5.    LIMITED PARTNERS. The withdrawal, death, incompetency,
bankruptcy or termination (including, but not by way of limitation, distribution of a trust's interest in the Partnership in accordance with the provisions of such trust) of a Limited Partner shall not dissolve the Partnership. The legal representative or successor of such Limited Partner shall continue in the
Partnership as provided in Section 4.3.

      SECTION 6.6.    LIQUIDATION. On dissolution of the Partnership, the
Managing Agent, or, if none, the General Partners, or if none, the legal representative described in Section 6.4, shall proceed to wind up the affairs of the Partnership, pay or provide for all liabilities of the Partnership, and distribute the remaining assets of the Partnership to the Partners in accordance with Section 3.3 of this Agreement.

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                                    ARTICLE 7
                           FINANCIAL STATEMENTS, ETC.

      SECTION 7.1.    FISCAL YEAR. The fiscal year of the Partnership shall end
on December 31 of each year unless otherwise determined by the General Partners.

      SECTION 7.2.    FINANCIAL STATEMENTS. The General Partners shall cause to
be prepared such financial statements for the Partnership as may be required under the Act.

      SECTION 7.3.    BOOKS AND RECORDS. The Partnership shall keep books and
records at its place of business, setting forth a true and accurate account of all of the business transactions arising out of the conduct of the Partnership.
The General Partners shall cause to be prepared and maintained other documents and records required by the Act. All Partners shall have at all times access to and the right to inspect the Partnership's books and records at reasonable business hours and upon reasonable advance notice to the General Partners.

      SECTION 7.4.    TAX RETURNS. The Partnership shall prepare and file all
necessary or appropriate tax returns.

      SECTION 7.5.    ACCOUNTING. All tax and accounting determinations shall be made reasonably and in good faith by the General Partners in consultation with the Accountant for the Partnership.

      SECTION 7.6.    TAX ELECTIONS. The General Partners, in their sole
discretion, may make or decline to make, or may revoke or seek to revoke, any election which the Partnership may make under the tax laws, including the election provided by Section 754 of the Code.

      SECTION 7.7.    BANK ACCOUNTS. Funds of the Partnership shall be used only for Partnership purposes and shall be deposited in such accounts in banks or other financial institutions as may be established from time to time by the
General Partners.

      SECTION 7.8.    TAX MATTERS PARTNER. Unless otherwise required by law, the tax matters partner within the meaning of Section 6231(a)(7) of the Code shall be JOHN.

                                    ARTICLE 8
                              CERTAIN DEFINITIONS

      The following terms shall have the following meanings herein:

      SECTION 8.1.    "PARTNERSHIP" shall mean the limited partnership formed
pursuant to this Agreement.

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      SECTION 8.2.    "PARTNERS" shall mean the signatories hereto, and any
persons hereafter admitted to the Partnership pursuant to the provisions of this
Agreement. Where appropriate, the term "Partner" shall include predecessors or successors in interest of a Partner, where such successor is not admitted as a
Partner.

      SECTION 8.3.    "DISTRIBUTABLE CASH" means, with respect to any fiscal
year of the Partnership, the amount of all cash available to the Partnership from all sources, including dividends, income, partnership distributions, and amounts previously set aside as reserves that are subsequently determined by the
General Partner to be in excess of requirements, after payment of all expenses normally incurred in the operation of the Partnership, including reserves for future expenses, liabilities and investments as reasonably deemed necessary by the General Partners, in its discretion; provided, however, that Distributable
Cash shall not include borrowing proceeds, capital contributions by the Partners and amounts constituting Net Proceeds of a Capital Event. In respect of each fiscal year of the Partnership, the General Partners shall, in its reasonable discretion, determine the amount of Distributable Cash of the Partnership available for distribution to the Partners.

      SECTION 8.4.    The "PRIORITY AMOUNT" with respect to a holder of a
Preferred Unit as of any date, shall be an amount, payable annually, determined by applying to such holder's Preferred Net Investment outstanding from time to time an annual rate of nine percent (9%), to be calculated on a cumulative (to the extent not distributed annually) and non-compounded basis, reduced by the amount of all Priority Amounts previously paid. The Priority Amount shall be due on each anniversary of this Agreement. The Priority Amount shall not constitute a guaranteed payment for purposes of Section 707(c) of the Code.

      SECTION 8.5.    THE "PRIORITY AMOUNT PAYABLE" means the Priority Amount
payable as of the date of payment under Section 3.2 less a reserve of value measured by the excess of Partnership Net Assets over the aggregate Net
Investment of Preferred and Common Unit holders, as the General Partners, in its discretion, shall determine is sufficient to satisfy payment in full of the
Priority Amount prior to the fourth (4th) anniversary of its due date.

      SECTION 8.6.    "NET INVESTMENT" means, with respect to a Preferred or
Common Unit holder as of any date (including any transferee of a Preferred or
Common Unit permitted by this Agreement), the amount of all capital contributions made by such Unit holder (or its predecessor holder) in cash or property in respect of Preferred or Common Units, reduced, in the case of a
Preferred Unit holder, by all previous distributions in cash or property made to such Preferred Unit holder (or its predecessor holder) in return of Preferred
Net Investment pursuant to Section 3.2(b)(iii) hereof, reduced, in the case of a
Common Unit holder, by all previous distributions in cash or property made to such Common Unit holder (or its predecessor holder) pursuant to Section
3.2(b)(ii) or (iii) hereof, and in either case, reduced by distributions in cash or property in redemption of Units pursuant to Section 6.2. Property, for purposes of this Section, shall be valued at its Market Value on the date of contribution or distribution, as the case may be. If the valuation of any property comprising a Partner's Net Investment shall subsequently be found to be incorrect, the amount of such Net Investment, the value per Unit assigned in
Section 3.1, and the Priority Amount paid or payable thereon, shall be adjusted accordingly to reflect such subsequent adjustment in value.

                                       13

      SECTION 8.7.    "CAPITAL EVENT" means the sale, exchange, liquidation, or
other disposition (whether voluntary or involuntary), by means of sale, merger, consolidation or in any other manner, of any or all or substantially all of the assets or any interest therein owned directly or indirectly by the Partnership.

      SECTION 8.8.    "NET PROCEEDS OF A CAPITAL EVENT" means the proceeds of a
Capital Event after payment of all expenses incurred in connection with such transaction. The General Partners may, in their discretion, retain for reinvestment and other reasonable needs of the Partnership, all or any portion of the Net Proceeds of a Capital Event in lieu of distributing such amount to holders of Preferred and Common Units as provided in Section 3.2(b). Any such amounts retained and later determined by the General Partners, in their discretion, not to be appropriate for investment and other reasonable needs of the Partnership shall be distributed pursuant to Section 3.2(b) hereof.

      SECTION 8.9.    "PARTNERSHIP NET ASSETS" as of any date shall mean the sum of Partnership assets less Partnership liabilities as of such date. Securities and other property forming part of the Partnership assets as of such date shall be valued at the Market Value thereof.

      SECTION 8.10.   "MARKET VALUE."

              (a)     Market Value of securities traded on a stock exchange or
over-the-counter market as of any date shall be the mean between the highest and lowest quoted selling prices, or if none, the mean between the bona fide bid and asked prices, on the valuation date, or as otherwise provided under Treasury
Regulation ss.20.2031-2, as amended, or any replacement Section.

              (b)     Market Value of any other assets shall be their fair
market value as determined by the General Partners after consultation with the
Accountant and such other advisors and appraisers as the General Partners may determine.

      SECTION 8.11.   "ACCOUNTANT" means the certified public accountants, if
any, regularly engaged by the Partnership, or as may, from time to time, be selected by the General Partners.

      SECTION 8.12.   "PERSON" means, in addition to natural persons, where
appropriate, corporations, partnerships, trusts, estates, associations, governments and governmental units and agencies.

      SECTION 8.13.   "DESCENDANT" means any person who qualifies as such by
virtue of lawful birth or legal adoption, other than an individual adopted after attaining the age of five (5) years.

      SECTION 8.14.   "CODE" means the Internal Revenue Code of 1986, as
amended, and any cited provision of the Code shall include any amended or replacement provision.

      SECTION 8.15.   "TRANSFER" means any transfer, assignment or pledge of,
or grant of a security interest in, or acceptance of an encumbrance or lien on, any Units or interest in the Partnership, including a transfer effective while a
Transferor is living or at the Transferor's death.

                                       14

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

      SECTION 9.1.    WARRANTIES. Each Partner represents and warrants that (i)
he is acquiring his Partnership interest solely for his own account for the purpose of investment and not for or with a view to distribution hereof; (ii) he has had free access to all documents, information, books and records as he has deemed necessary to apprise himself of the matters with which this Agreement is concerned; and (iii) he understands that the Partnership interests have not been registered under the Securities Act of 1933, as amended, or under the blue sky laws of any state, nor will such interests be registered.

      SECTION 9.2.    INDEMNIFICATION/LIMITATION ON LIABILITY.

              (a)     Each Partner (General or Limited) and each trustee,
partner, director, officer, employee or agent of a Partner (individually, an
"Indemnitee") shall, to the fullest extent permitted by law, be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint and several, expenses (including reasonable legal fees and expenses), and other amounts arising from any and all claims, costs, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of the Indemnitee's status as a
Partner or a trustee, partner, director, officer, employee or agent of such
Partner in the management of the affairs of the Partnership, whether or not the
Indemnitee continues to be a Partner, or a partner, director, officer, employee or agent of such Partner or other enterprise at the time any such liability or expense is paid or incurred, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the
Partnership, and, with respect to any criminal proceeding, had reasonable cause to believe the Indemnitee's conduct was lawful. The termination of a proceeding by judgment, order, settlement, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in the best interests of the
Partnership.

              (b)     Any indemnification under this Section (unless ordered by
a court) shall be made by the Partnership upon a determination that indemnification of the Indemnitee is proper in the circumstances because the
Indemnitee has met the applicable standard of conduct set forth in subsection
(a). Such determination shall be made by the remaining Partners holding a majority in number of Units then held by all remaining Partners, and legal counsel for the Partnership.

              (c)     Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Partnership in advance of the final disposition of such proceeding as authorized by the method specified in subsection (b) upon the receipt of an undertaking by or on behalf of the
Indemnitee to repay such amount unless it shall ultimately be determined that the Indemnitee is entitled to be indemnified by the Partnership as authorized by this Section.

              (d)     The indemnification provided by this Section shall
continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the respective heirs, successors, assigns and administrators of each Indemnitee.

                                       15

            (e)    The indemnification provided for in this Section shall be
limited to the Partnership Assets.

      SECTION 9.3.    SEVERABILITY. If any portion of this Agreement shall be
held invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining portions of this Agreement which shall continue in full force and effect.

      SECTION 9.4.    SUCCESSORS AND ASSIGNS. This Agreement shall be binding
upon and shall inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto, subject to all of the terms and conditions hereof. This Section shall not be construed to permit transfers of interests not otherwise permitted hereunder.

      SECTION 9.5.    COUNTERPARTS. This Agreement may be executed in one or
more counterparts, all of which shall constitute one Agreement. The signature pages of such counterparts may be detached therefrom after execution of this
Agreement and attached to one counterpart.

      SECTION 9.6.    FILINGS, ETC. Any filing or recordation required to be
made under applicable law with any governmental agency or official on behalf of or with respect to the Partnership may be signed by the General Partners. A
Certificate of Limited Partnership within the meaning of the Act will be prepared following the execution and delivery of this Agreement. The initial
General Partners will cause such Certificate to be filed and recorded in the appropriate office or offices of the State of Delaware and the appropriate place in each state in which the Partnership may hereafter establish a place of business. The General Partners shall also cause to be filed, recorded and published, such statements, notices, certificates or other instruments as may be required by any provision of any applicable law which governs the formation of the Partnership or the conduct of its business from time to time.

      SECTION 9.7.    NOTICES. All notices permitted or required hereunder shall be in writing and shall be addressed to the Partners at their respective addresses appearing on the Partnership's books. Notices shall be given by personal delivery or nationally recognized commercial courier, earliest possible delivery date requested and all delivery fees paid. Notice delivered in such manner shall be deemed to have been received on the date of personal delivery, or two (2) days following the date received by commercial courier, as the case may be.

      SECTION 9.8.    GENDER AND NUMBER. Despite the gender and number of any
word used herein, such word shall import the masculine, feminine, neuter, singular and plural, as may be reasonably inferred from the context.

      SECTION 9.9.    POWER OF ATTORNEY. Each of the undersigned and each person who becomes a Partner does hereby constitute and appoint each General Partner, under and pursuant to this Agreement as it may be amended from time to time, to be his true and lawful attorney in fact, at any time and from time to time, with full power of substitution, to make, execute, sign, acknowledge, deliver, file, record, amend or cancel any and all instruments, documents and certificates, including without limitation, certificates of limited partnership and certificates for conducting business under an assumed name and such other instruments as may be required by or under law in connection with the formation, existence, operation or

                                       16

termination of, or the business to be conducted by, the Partnership. The parties agree that the foregoing power of attorney is coupled with an interest and shall be irrevocable during the term of the Partnership and shall continue notwithstanding the death, dissolution or incompetence of any party giving such power of attorney.

      SECTION 9.10.   AMENDMENTS.

              (a)     Except as provided in subsection (b), below, no change,
amendment or modification of this Agreement shall be valid unless the same shall be in writing and signed by the General Partners and all Partners holding two-thirds (2/3rd) of the Preferred Units and two-thirds (2/3rd) of the Common
Units. No waiver of any provision hereof shall be valid unless in writing and signed by the party to be charged.

              (b)     The General Partners may from time to time amend this
Agreement and Exhibits attached hereto in the following respects without the consent of any other Partner:

                      (i)    to reflect changes in partnership interests made
              pursuant to the terms of this Agreement (which may be indicated on additional exhibits to this Agreement), including the cancellation of Preferred or Common Units outstanding from time to time, as a result of transfers of Partnership interests and contributions to, and distributions and withdrawals from, the Partnership; and

                      (ii)   to correct ambiguities or cure technical defects in
              the Agreement or Exhibits attached hereto which do not materially affect, adversely, the economic interest of any other Partner or assignee.

      SECTION 9.11.   GOVERNING LAW. This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware, including the
Act.

      SECTION 9.12.   GENERAL PARTNER'S STATUS AS A FIDUCIARY. Nothing herein
shall be deemed to diminish the fiduciary obligations owed by a general partner under a limited partnership.

      IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first set forth above.

                                  /s/ JOHN D. ZIEGELMAN
                                  ----------------------------------------------
                                  JOHN D. ZIEGELMAN, General Partner

                                  /s/ DEBRA LASER ZIEGELMAN
                                  ----------------------------------------------
                                  DEBRA LASER ZIEGELMAN, General Partner

                                  /s/ DEBRA LASER ZIEGELMAN
                                  ----------------------------------------------
                                  DEBRA LASER ZIEGELMAN, as co-Trustee of the
                                  JOHN D. ZIEGELMAN 1999 FAMILY TRUST,
                                  Limited Partner

                                       17

                                  /s/ PETER H. LIEBERMAN
                                  ----------------------------------------------
                                  PETER H. LIEBERMAN, as co-Trustee of the
                                  JOHN D. ZIEGELMAN 1999 FAMILY TRUST and as
                                  sole Trustee of the DEBRA LASER ZIEGELMAN 1999
                                  FAMILY TRUST, Limited Partner

                                  /s/ PETER H. LIEBERMAN
                                  ----------------------------------------------
                                  PETER H. LIEBERMAN, as custodian under the
                                  Illinois Uniform Transfers to Minors Act for
                                  the benefit of Joseph Ziegelman and
                                  Daniel Ziegelman

                                       18